Exhibit 23.4

July 31, 2018

NIO Inc.

Building 20

No. 56 AnTuo Road

Jiading District

Shanghai, 201804

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of NIO Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the effectiveness of the Company’s Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Denny Lee
Name: Denny Lee